Exhibit 99.1
FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200

Investor Relations Contact:
ICR Kathleen Heaney (203) 803-3585 ir@cariboucoffee.com

CARIBOU COFFEE REPORTS FOURTH QUARTER 2007 RESULTS
MINNEAPOLIS, MINNESOTA, February 14, 2008. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest U.S.-based company-owned gourmet coffeehouse operator based on the number of coffeehouses, today reported financial results for fourth quarter 2007 (thirteen weeks ended December 30, 2007).
HIGHLIGHTS FOR THE FOURTH QUARTER OF 2007 INCLUDE:
•	Comparable Coffeehouse Net Sales were flat (0%)

•	“Other Sales” increased 84.4% compared to the fourth quarter of 2006
Rosalyn (Roz) Mallet, the Company’s CEO commented, “Continued progress was made on several key initiatives during the final quarter, when we delivered solid results despite widespread weakness in consumer spending.” Added Ms. Mallet, “Growing our non-coffeehouse sales is also an important component of Caribou’s long-term strategy and we are particularly pleased with the strong growth we experienced in non-coffeehouse sales.” Ms. Mallet further commented, “We took some difficult but necessary actions in 2007 that will position Caribou Coffee for future growth and improve profitability.”
FOURTH QUARTER 2007 RESULTS
Total net sales increased $3.5 million, or 5.2%, to $70.2 million for the quarter ended December 30, 2007, from $66.7 million for the quarter ended December 31, 2006. This increase is primarily attributable to the increase in other sales to existing and new commercial customers and franchise fees, royalties and product sales to franchisees which collectively increased $2.5 million or 84.4% to $5.5 million during the fourth quarter 2007 from $3.0 million during fourth quarter 2006.

Comparable coffeehouse net sales were flat (0%) for the thirteen weeks ended December 30, 2007, when compared with the same period in the prior year. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.
General and administrative expenses increased $4.9 million, or 71.5%, to $11.7 million during the thirteen weeks ended December 30, 2007, from $6.8 million during the thirteen weeks ended December 31, 2006. The increase was driven by severance costs associated with the Company’s former CEO, litigation settlement costs and management consulting services.
Store closing expense and disposal of assets increased $3.0 million to $3.1 million during fourth quarter 2007, from $0.1 million during fourth quarter 2006. The increase in closing expense and disposal of assets is primarily attributable to asset write-off and lease termination costs associated with the closing of 9 underperforming company-owned coffeehouses during the thirteen weeks ended December 30, 2007. One company-owned coffeehouse was closed during the thirteen weeks ended December 31, 2006.
Reported EBITDA loss was ($1.4) million during the thirteen weeks ended
December 30, 2007, compared to positive EBITDA of $4.9 million during the thirteen weeks ended December 31, 2006. Year on year EBITDA was impacted by closing expense and disposal of assets of $3.1 million and severance costs associated with the Company’s former CEO and litigation settlement costs of $3.0. (EBITDA is a non-GAAP measure. See EBITDA reconciliation at the end of this release).
Depreciation and amortization increased $6.9 million, or 111.7%, to $13.0 million during the thirteen weeks ended December 30, 2007, from $6.1 million during the thirteen weeks ended December 31, 2006. This increase was due to accelerated depreciation associated with coffeehouse asset impairments during the thirteen weeks ended December 30, 2007, and a full year’s depreciation on coffeehouses opened in 2006. Coffeehouse depreciation and amortization includes $7.9 million in accelerated depreciation associated with coffeehouse asset impairments during the thirteen weeks ended December 30, 2007 as compared to $0.6 million during the thirteen weeks ended December 31, 2006.
The Company’s net loss for fourth quarter 2007, was $15.1 million or ($0.78) per share compared to a net loss of $2.0 million or ($0.10) per share for the same period in 2006. The increase in the net loss is attributable to closing expense and disposal of assets costs associated with the closure of nine coffeehouses, higher depreciation from impaired company-owned coffeehouses, and higher G&A expense.
2008 OUTLOOK
For fiscal 2008 Caribou Coffee is projecting the following:
•	5 – 10 company-owned coffeehouse openings

•	30 – 40 franchise coffeehouse openings

•	Coffeehouse closings and closing expenses consistent with fiscal 2007

•	Capital Expenditures of $10 million – $12 million

CONFERENCE CALL
Caribou Coffee will host a conference call, Thursday, February 14, 2008, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Rosalyn (Roz) Mallet, Chief Executive Officer, and Kaye O’Leary, Chief Financial Officer. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section accessed through the About Us section. The dial in number is 1-888-256-9128 or 1-913-981-5554 for international calls. Confirmation number is 3010841. If you are unable to join the call, a replay will be available beginning at 7:30 p.m. (Eastern Time) on February 14, 2008 through 11:59 p.m. on February 21, 2008 and can be accessed by dialing 1-888-203-1112 or international callers 1-719-457-0820 and enter pin number 3010841. In addition, the webcast will be archived on the Company’s website.
ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of December 30, 2007, Caribou Coffee had 484 coffeehouses, including 52 franchised locations. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club coffeehouses, grocery coffeehouses, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Coffeehouse sales	$64,648,306	$63,725,097	$240,267,521	$225,649,269
Other sales	5,505,114	2,984,992	16,566,587	10,579,467

Total net sales	70,153,420	66,710,089	256,834,108	236,228,736
Cost of sales and related occupancy costs	29,568,280	27,900,113	108,358,009	98,655,629
Operating expenses	27,424,971	27,170,155	107,061,316	97,319,754
Opening expenses	217,522	492,021	502,246	1,737,637
Depreciation and amortization	13,004,547	6,141,867	32,150,440	21,548,195
General and administrative expenses	11,714,596	6,829,827	32,323,623	25,943,045
Closing expense and disposal of assets	3,106,616	148,225	6,839,199	510,461

Operating loss	(14,883,112)	(1,972,119)	(30,400,725)	(9,485,985)
Other income (expense):
Other income	—	263,698	—	1,059,936
Interest income	48,150	30,474	181,151	553,767
Interest expense	(150,552)	(216,661)	(576,281)	(695,323)

Loss before provision (benefit) for income taxes and minority interest	(14,985,514)	(1,894,608)	(30,795,855)	(8,567,605)
Provision (Benefit) for income taxes	30,634	56,399	(296,931)	313,327

Loss before minority interest	(15,016,148)	(1,951,007)	(30,498,924)	(8,880,932)
Minority interest	42,517	48,072	164,367	178,158

Net loss	$(15,058,665)	$(1,999,079)	$(30,663,291)	$(9,059,090)

Basic and diluted net loss per share	$(0.78)	$(0.10)	$(1.59)	$(0.47)

Basic and diluted weighted average number of shares outstanding	19,370,590	19,286,425	19,333,200	19,281,740

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,886,427	$14,752,269
Accounts receivable (net of allowance for doubtful accounts of $7,989 and $12,693 at December 30, 2007 and December 31, 2006, respectively)	3,116,864	1,663,139
Other receivables	1,544,281	1,769,256
Income tax receivables	149,304	—
Inventories	10,228,527	10,294,493
Prepaid expenses and other current assets	1,690,668	1,339,596

Total current assets	26,616,071	29,818,753
Property and equipment, net of accumulated depreciation and amortization	83,798,120	104,754,885
Notes receivable	32,296	48,413
Restricted cash	410,831	286,005
Other assets	982,334	1,399,542

Total assets	$111,839,652	$136,307,598

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,650,326	$9,681,879
Accrued compensation	7,863,445	5,676,449
Accrued expenses	9,318,442	7,518,379
Deferred revenue	9,987,724	9,002,588

Total current liabilities	36,819,937	31,879,295

Asset retirement liability	989,490	872,184
Deferred rent liability	11,271,186	11,733,473
Deferred revenue	2,853,500	2,919,000
Income tax liability	473,064	342,108
Minority interests in affiliates	144,176	159,050

Total long term liabilities	15,731,416	16,025,815
Shareholders’ equity:
Preferred stock, par value $.01, 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000,000 shares authorized; 19,370,590 and 19,286,425 shares issued and outstanding at December 30, 2007 and December 31, 2006, respectively	193,706	192,864
Additional paid-in capital	124,231,862	122,153,502
Accumulated deficit	(65,137,269)	(33,943,878)

Total shareholders’ equity	59,288,299	88,402,488

Total liabilities and shareholders’ equity	$111,839,652	$136,307,598

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net loss to EBITDA.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
	(In thousands)
	(Unaudited)
Net loss	$(15,059)	$(1,999)	$(30,663)	$(9,059)
Interest expense	151	217	576	695
Interest income	(48)	(30)	(181)	(554)
Depreciation and amortization(1)	13,549	6,646	34,362	23,645
Provision (Benefit)for income taxes	31	56	(297)	313

EBITDA	$(1,376)	$4,890	$3,797	$15,040

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
EBITDA is equal to net income (loss) excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.
Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reasons:
•	Coffeehouse leases are generally short-term (5-10 years) and the Company must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). Caribou Coffee has opened a net 247 Company-owned coffeehouses from the beginning of fiscal 2002 through fiscal year end 2007. As a result, management believes that the depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Additionally, depreciation and amortization is impacted by accelerated depreciation from asset impairments. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the Company. Additionally,
Management uses EBITDA:
•	As measurements of operating performance because it assists them in comparing the operating performance on a consistent basis as it removes the impact of items not directly resulting from the coffeehouse operations;

•	For planning purposes, including the preparation of an internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund the Company’s cash flow needs; and (c) should not be considered alternative to net income, operating income, cash flows from operating activities or other financial information as determined under GAAP.
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